Exhibit 99.2

iSystems Holdings, LLC

and Subsidiaries

Consolidated Financial Report

December 31, 2016

Contents

Independent auditor’s report	1-2

Financial statements

Consolidated balance sheets	2

Consolidated statements of operations	3

Consolidated statements of members’ capital	4

Consolidated statements of cash flows	5

Notes to consolidated financial statements	6-23

Independent Auditor’s Report

To the Members and Board of Directors

iSystems Holdings, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of iSystems Holdings, LLC and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, the related consolidated statements of operations, members’ capital and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iSystems Holdings, LLC and Subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Boston, Massachusetts

May 22, 2017

iSystems Holdings LLC and Subsidiaries

Consolidated Balance Sheets
December 31, 2016 and 2015
(in thousands)

	2016	2015
Assets

Current assets:
Cash and cash equivalents	$1,600	$484
Restricted cash	—	878
Accounts receivable, net	140	88
Unbilled accounts receivable	1,068	1,134
Prepaid expenses and other current assets	261	186
Total current assets	3,069	2,770

Restricted cash	200	200
Property and equipment, net	667	736
Software development costs, net	4,316	3,728
Goodwill	16,593	16,593
Intangible assets, net	10,253	12,706
Other long-term assets	63	63

Total assets	$35,161	$36,796

Liabilities and Members’ Capital

Current liabilities:
Accounts payable and accrued expenses	$877	$609
Accrued compensation	621	798
Client fund obligations	—	878
Deferred revenue, short-term	288	246
Term loan, short-term, net of debt issuance costs	56	89
Other current liabilities	48	—
Total current liabilities	1,890	2,620

Term loan, long-term, net of debt issuance costs	19,275	19,258
Deferred revenue, long-term	774	491
Deferred tax liability	938	573
Other long-term liabilities	268	104
Total liabilities	23,145	23,046

Members’ capital	12,016	13,750

Total liabilities and members’ capital	$35,161	$36,796

See notes to consolidated financial statements.

iSystems Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Revenue:
Services and software	$12,801	$12,193

Cost of revenue	5,654	3,274

Gross profit	7,147	8,919

Operating expenses:
Research and development	4,059	3,101
Selling and marketing	1,316	1,179
General and administrative	4,188	5,009
Total operating expenses	9,563	9,289

Loss from operations	(2,416)	(370)

Other income (expenses):
Other income, net	101	435
Interest expense	(1,594)	(1,369)
Total other income (expenses)	(1,493)	(934)

Loss before provision for income taxes	(3,909)	(1,304)

Corporate income tax provision	367	1,739

Net loss	$(4,276)	$(3,043)

See notes to consolidated financial statements.

iSystems Holdings LLC and Subsidiaries

Consolidated Statements of Members’ Capital

Years Ended December 31, 2016 and 2015

(in thousands except unit and per unit information)

				Total
	Membership Units		Accumulated	Members’
	Units	Amount	Deficit	Capital

Beginning balance, December 31, 2014	30,400	$14,155	$(662)	$13,493

Issuance of preferred and Class A units in connection with acquisition transaction (Note 3)	1,000	400	—	400
Issuance of preferred and Class A units (Note 10)	200	100	—	100
Member capital contributions	5,600	2,800	—	2,800
Vested Class A units issued to management	100	—	—	—
Vested Class A units forfeited by management	(15)	—	—	—
Net loss	—	—	(3,043)	(3,043)
Ending balance, December 31, 2015	37,285	17,455	(3,705)	13,750

Member capital contributions	4,984	2,492	—	2,492
Issuance of preferred A-1, preferred, and Class A units (Note 10)	100	50	—	50
Vested Class A units issued to management	71	—	—	—
Vested Class A units forfeited by management	(129)	—	—	—
Net loss	—	—	(4,276)	(4,276)

Ending balance, December 31, 2016	42,311	$19,997	$(7,981)	$12,016

See notes to consolidated financial statements.

iSystems Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Cash flows from operating activities:
Net loss	$(4,276)	$(3,043)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization expense	4,658	3,020
Loss on disposal of assets	17	—
Non-cash interest expense	304	114
Provision for allowance for doubtful accounts	13	60
Deferred income taxes	365	1,733
Change in fair value of contingent obligation	(101)	(385)
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash	878	(611)
Accounts receivable	(65)	(25)
Unbilled accounts receivable	66	(101)
Prepaid expenses and other assets	(75)	(137)
Increase (decrease) in:
Accounts payable and accrued expenses	268	413
Accrued compensation	(177)	534
Client fund obligations	(878)	411
Deferred revenue	325	246
Other liabilities	313	—
Net cash provided by operating activities	1,635	2,229

Cash flows from investing activities:
Proceeds from disposal of assets	3	—
Purchases of property and equipment	(332)	(692)
Software development costs	(2,412)	(4,041)
Acquisitions, net of cash acquired (Note 3)	—	(1,950)
Net cash used in investing activities	(2,741)	(6,683)

Cash flow from financing activities:
Principal payments on term loan	(200)	(200)
Debt issuance costs	(120)	(76)
Issuance of preferred and Class A units	—	100
Issuance of preferred, preferred A-1, and Class A units	50	—
Member capital contributions	2,492	2,800
Net cash provided by financing activities	2,222	2,624

Net increase (decrease) in cash	1,116	(1,830)

Cash, beginning of period	484	2,314

Cash, end of period	$1,600	$484

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$3	$—

Cash paid for interest	$1,290	$1,256

Acquisitions:
Net assets acquired		$2,439
Less: cash acquired		—
Less: fair value of preferred and Class A units issued		(400)
Less: liability for contingent obligations		(89)

Total assets and liabilities acquired, net of cash acquired		$1,950

See notes to consolidated financial statements.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 1.           Nature of Operations

Description of business: iSystems Holdings, LLC (the “Parent”), together with its wholly owned subsidiary iSystems Intermediate Holdco, Inc. (“Holdco”) and Holdco’s wholly owned subsidiaries iSystems LLC (“iSystems”) and evoPro Solutions, Inc. (“evoPro”), collectively the “Company,” is a leading provider of human capital management software solutions and services for payroll service bureaus in the United States.

The Parent was formed in April 2014 by Silver Oak Services Partners (“SOSP”) and is registered in the State of Delaware. Holdco, founded in April 2014, is a Delaware corporation. iSystems, founded in 1998, is a Vermont limited liability company. evoPro, founded in 2012, is a corporation registered in the State of Florida.

All of the Company’s revenue is generated within the United States and is comprised primarily of services revenue and licenses of its EvolutionHCM software platform. The Company licenses its EvolutionHCM software platform on either a term or software-as-a-service basis to payroll service bureaus, banks, accounting firms or other business that provide payroll services.

Note 2.           Summary of Operations and Significant Accounting Policies

Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles (“GAAP”) that the Company follows to ensure its financial condition, results of operations and cash flows are consistently reported. References to GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Principles of consolidation: The accompanying consolidated financial statements include the results of operations of the iSystems Holdings, LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates in the financial statements include revenue recognition, allowance for doubtful accounts, valuation and impairment of intangible assets and goodwill, useful lives of capitalized software development costs, contingent earn-out obligations and income taxes. Actual results could differ from those estimates.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of December 31, 2016 and 2015.

Restricted cash and client fund obligations: Restricted cash consists of funds held in non-interest bearing bank accounts with federally insured financial institutions. Restricted cash classified as current represents funds that are received on behalf of clients for remittance to certain tax authorities, and that are reported as client fund obligations in the accompanying consolidated balance sheets. Restricted cash classified as non-current represents funds restricted under the terms of the Company’s operating lease agreements.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 2.           Summary of Operations and Significant Accounting Policies (Continued)

Concentration of credit risk: Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, restricted cash, and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, balances exceed Federal Deposit Insured Corporation insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions are financially sound and, accordingly, minimal credit risk exists.

Accounts receivables: The Company reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. The estimates are based on an analysis of past due receivables, current economic conditions, and customer specific information. If the Company is unsuccessful in its attempts to collect its past due receivables, the Company will write the receivable off against its allowance for doubtful accounts and send the receivable to a third- party collection agency to attempt collection. As of December 31, 2016 and 2015, the Company had an allowance for doubtful accounts of $20 and $33, respectively. At December 31, 2016 and 2015, no customers accounted for greater than 10% of revenues or accounts receivable.

Property and equipment: The Company records property and equipment at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which are between three and five years. Leasehold improvements are amortized over the remaining period of the lease, or the estimated useful life of the improvement, whichever is shorter. Maintenance and repairs that do not extend the life or improve the asset are expensed when incurred.

Impairment of long-lived assets: The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment charges were recorded during the years ended December 31, 2016 and 2015.

Goodwill: The Company accounts for business combination pursuant to FASB ASC 805, Business Combinations. Goodwill in such acquisition represents is the excess of the purchase price paid over the fair value of identifiable net assets acquired in a business combination. Amounts assigned to goodwill are determined with the assistance of an independent third-party appraiser through established valuation techniques.

Under FASB ASC 350, Intangibles — Goodwill and Other, goodwill must be reviewed annually for impairment or more frequently if impairment indicators arise. In accordance with FASB ASC 350, an entity has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If an entity determines this is the case, it is required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized. If an entity determines that it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. Applying this guidance, the Company must perform a Step 1 goodwill impairment analysis, which involves estimating the fair value of its reporting unit and comparing it to the fair value of the net assets of the reporting unit. If the fair value is less than its carrying value, then the Company should perform Step 2 and determine the fair value of goodwill. In Step 2, the fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. At December 31, 2016 and 2015, other than goodwill, the Company had no indefinite-lived intangible assets. The Company determined that no impairment of the goodwill had occurred during the years ended December 31, 2016 and 2015.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 2.                                 Summary of Operations and Significant Accounting Policies (Continued)

Intangible assets: Intangible assets represent the Company’s estimate of identifiable intangible assets recognized in accounting for its acquisitions. The values assigned to the intangible assets were determined by management based on third party valuations using a market approach and a discounted cash flow analysis.

Intangible assets are initially recorded at fair value and are amortized over the estimated useful lives of the respective assets. Estimated useful lives were determined by management as follows:

Tradenames	10 years
Developed technology	3-7 years
Customer relationships	7 years
Non-compete agreements	2-3 years

Software development costs: The Company is developing new products which the Company intends to offer utilizing software as-a-service (“SaaS”). The Company follows the guidance of ASC 350-40, Intangibles — Goodwill and Other — Internal-Use Software, for development costs related to these new products. Costs incurred in the planning stage are expensed as incurred while costs incurred in the application and infrastructure stage are capitalized, assuming such costs are deemed to be recoverable. Costs incurred in the operating stage are generally expensed as incurred except for significant upgrades and enhancements. Capitalized software costs are amortized over the software’s estimated useful life, which management has determined to be three years. During the years ended December 31, 2016 and 2015, the Company capitalized $2,412 and $4,041 of software development costs, respectively.

Fair value measurements: GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair values of all reported assets and liabilities that represent financial instruments, the Company uses the carrying market values of such amounts. The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources. Unobservable inputs reflect a reporting entity’s pricing an asset or liability developed based on the best information available in the circumstances. The fair value hierarchy consists of the following three levels:

Level 1:                Instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. The Company does not have any instruments valued using the criteria of Level 1 inputs.

Level 2:                Instrument valuations are obtained from readily-available pricing sources for comparable instruments. The Company does not have any instruments valued using the criteria of Level 2 inputs.

Level 3:                Instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value. The Company does not have any instruments valued using the criteria of Level 3 inputs.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 2.                                 Summary of Operations and Significant Accounting Policies (Continued)

For financial instruments consisting of cash and cash equivalents, restricted cash, prepaid expenses and other current assets, accounts payable, the current portion of term debt and accrued expenses, the carrying amounts are reasonable estimates of fair value due to their relatively short maturities. The carrying amount reflected on the accompanying consolidated balance sheets for the term loan approximates fair value since the stated rate is similar to rates currently available to the Company for debt with similar terms and maturities.

Revenue recognition: The Company derives its revenues from two types of licenses: (i) software-as-a-service subscription licenses from customers accessing the Company’s cloud computing services, and (ii) term licenses which are self-hosted by the customer. Included within the Company’s contracts are monthly usage charges which are comprised of fees for payroll and tax calculations and checks generated by the software, fees charged for hosting the software and providing data backup services, payroll tax administration services, employee payment services, and payroll processing services.

The Company recognizes revenue when all of the following conditions are satisfied:

•                  there is persuasive evidence of an arrangement;

•                  the service has been or is being provided to the customer;

•                  the collection of the fees is reasonably assured; and

•                  the amount of fees to be paid by the customer is fixed or determinable.

For the term licenses, the customer takes possession of the software, therefore, revenue is recognized in accordance with FASB ASC 985-605. For software-as-a service subscription licenses, the customer does not take possession of the software and could not do so without significant penalty, therefore revenue is recognized in accordance with FASB ASC 605-25.

The Company primarily enters into software-as-service subscription licenses. These arrangements are typically multiple element arrangements, with the monthly usage fees a component of the contract. The Company has determined that all delivered items within its multi-element arrangements do not have value to the customer on a stand-alone basis, and therefore all of the arrangements are accounted for as a single unit of accounting and the total consideration is recognized ratably over the longer of the contractual term or estimated life of the customer relationship, which approximates 83 months, commencing when all of the significant performance obligations have been delivered and when all the revenue recognition criteria have been met.

For multiple element arrangements that include term licenses, support and professional services, the Company recognizes all elements ratably over the estimated support period, as the Company has not been able to establish vendor specific objective evidence (“VSOE”) for the undelivered elements and the Company has a history of providing implied maintenance.

Deferred revenue primarily consists of billings and payments received in advance of revenue recognition for the license of the Company’s software, software-as-a-service and annual support contracts. Deferred revenue to be recognized in the next twelve months is included in current deferred revenue and the remaining amounts are included in long-term deferred revenue in the accompanying consolidated balance sheets.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 2.                                 Summary of Operations and Significant Accounting Policies (Continued)

At times, the Company provides software access or services for customers in advance of invoicing for such access and services. These amounts are recorded as unbilled accounts receivables in the accompanying consolidated balance sheets, and amount to $1,068 and $1,134 at December 31, 2016, and 2015, respectively.

Income taxes: iSystems Holdings, LLC and its members have elected to be taxed as a partnership. Accordingly, for federal and state income tax purposes, all income, losses, and other tax attributes pass through to the members’ individual income tax returns and no provision for income taxes has been recorded in the accompanying consolidated financial statements in connection with the partnership entity. iSystems, LLC is a single member LLC, therefore it is a disregarded entity for tax purposes.

iSystems Intermediate Holdco, Inc. as well as evoPro Solutions, Inc., are taxed as corporations. Accordingly, the entities account for income taxes by recognizing tax assets and liabilities for the cumulative effect of all the temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred taxes are determined using enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Under the provisions of FASB ASC 740, Income Taxes, as it relates to accounting for uncertainties in tax positions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. For the years ended December 31, 2016 and 2015, the Company did not have any uncertain tax positions.

Research and development expenses: Costs incurred in research and other product development activities, including those which may be offered as self-hosting, are expensed as incurred if the activities do not otherwise qualify to be capitalized as internal use computer software, and are comprised of various product development programs.

Advertising costs: The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2016 and 2015 was approximately $13 and $77, which is included in Selling and Marketing expenses in the accompanying consolidated statements of operations, respectively.

Unit-based compensation: The measurement and recognition of compensation expense for all unit-based payment awards made to employees and directors is based on estimated grant date fair values. For unit grants with time-based vesting, the related expense is recognized over the requisite service period. For unit grants with contingent-based performance vesting, the related expense is recognized upon the occurrence of a performance-based vesting event.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 3.                                 Acquisitions

Acquisition of assets from Blue Gecko Software, Inc.: On March 17, 2015, the Company purchased certain assets from Blue Gecko Software, Inc. (“BGSI”) for $500 in cash, 500 preferred units and 500 Class A Units of the Company. The purchased assets include intellectual property such as software, trademarks and domain names along with related computer equipment. The Company purchased the BGSI assets to develop an analytics offering to complement its human capital management software solutions. In connection with the acquisition of the BGSI assets, the members of the Company contributed $800 of additional equity to fund the acquisition. The transaction was accounted for under the acquisition method of accounting.

In addition, the Company entered into a two year consulting arrangement with BGSI to support the development of the Company’s analytics offering along with general management consulting. The consulting agreement can be terminated at any time by either party with thirty days prior written notice. The consulting agreement requires monthly payments totaling $13, an annual bonus potential of $50 and a share of the revenue directly attributable to the analytics products derived from the BGSI assets for a twenty four month period following release and launch of the offering. For the first twelve month period following release and launch the revenue share is 10% and for the second twelve month period the revenue share rate is 5%.

The royalties were valued at $89 at the date of acquisition based on revenue projections which management believed were probable at the time of the transaction. This obligation was recorded in other long-term liabilities of the accompanying consolidated balance sheets. At December 31, 2015, the fair value of the obligation was increased to $104 based on revised revenue projections. A loss on the change in the fair value of the obligation was recorded during the year ended December 31, 2015 in the accompanying consolidated statements of operations. At December 31, 2016, the fair value of the obligation decreased to $3 due to the delayed launch of the product and on revised revenue projections. A gain of $101 on the change in the fair value of the obligation was recorded, and is included in other income on the accompanying consolidated statement of operations for the year ending December 31, 2016.

The purchase price consideration, is set forth in the table below.

Cash consideration	$500
Fair value of 500 Preferred units and 500 Class A Units issued	400
Fair value of future earn-out obligations	89
$989

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the acquisition date:

March 17, 2015

Property and equipment	$8
Intangible asset — technology	110
Intangible asset - non-competes	10
Goodwill	861
Purchase price	$989

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 3.                                 Acquisitions (Continued)

Acquisition of assets from SS Software Technologies, LLC: On May 6, 2015, the Company purchased software source code, on a non-exclusive basis, from SS Software Technologies, LLC (“SS Software”) for $1,500 in cash less a $50 credit for three hundred twenty support hours in consideration of future services to remediate known and unresolved issues with respect to the software acquired. As a result, the total purchase price consideration for the acquisition was $1,450. In connection with the acquisition of the source code from SS Software, the members of the Company contributed $2,000 of additional equity to fund the acquisition. The transaction was accounted for under the acquisition method of accounting.

The purchased software include full and complete copies of the PowWowHR, The Port, OnTimely and Recordminder software and related databases. The Company purchased the SS Software source code to enhance and complement its human capital management software solutions.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the acquisition date:

May 6, 2015

Prepaid expenses	$27
Intangible asset — technology	460
Goodwill	963
Purchase price	$1,450

Earn-out obligation: On May 1, 2014, the Parent purchased certain assets and liabilities of iSystems and evoPro and accounted for the transaction under the acquisition method of accounting. The purchase price of this transaction included an earn-out obligations that was based upon evoPro reaching certain financial targets within a specified period of time.

The evoPro earn-out obligation (the “evoPro Obligation”), valued at $400 at the date of acquisition, is payable to the sellers based upon evoPro’s EBITDA results for a twenty four month period from the anniversary date of the acquisition transaction (May 1, 2014). Payment of the evoPro Obligation is to be made from 50% of the future excess cash flow subsequent to the twenty four month period until the evoPro Obligation is paid in full and accrues interest at a rate of 8% per annum, compounded annually on each anniversary date of the acquisition transaction. At the twelve month anniversary date, the evoPro Obligation was re-measured based upon the EBITDA results of evoPro for such twelve month period. In accordance with the agreement, the evoPro Obligation was reduced dollar-for-dollar in the amount by which EBITDA was lower than zero for the twelve month period ended April 30, 2015. At the time of the transaction and as of December 31, 2014, based upon projections and historical performance, management believed achievement of these targets was probable. However, in 2015 management determined that achievement of the targets was no longer probable, and as a result, the value of the evoPro Obligation was reduced to zero. A gain on the change in the fair value of the obligation of $400 was recorded in 2015 in the accompanying consolidated statements of operations. The measuring period on the obligation expired on April 30, 2016 and no payment was made during the year ended December 31, 2016.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 3.                                 Acquisitions (Continued)

Fair value of tangible assets, intangible assets and goodwill: The values of current assets and liabilities acquired in the acquisitions were based upon historical costs at the date of acquisition due to their short-term nature. Property and equipment were also estimated based upon historical cost as there was no appreciated real estate and the historical costs of the computers and equipment and furniture and fixtures closely approximated fair value. The estimated value of deferred revenue was based upon the applicable guidance and was calculated as the estimated cost for the Company to fulfill the contractual obligations acquired under various customer contracts plus a normal profit margin. The amounts assigned to identifiable intangible assets acquired were based on respective fair values determined as of the acquisition date. The surplus of acquisition cost over the fair value of the net assets acquired represents goodwill arising from management’s belief that several strategic and synergistic benefits are expected to be realized from the combinations. The goodwill is expected to be deductible for tax purposes.

Transaction costs: There were no transaction costs incurred for the year ended December 31, 2016. For the year ended December 31, 2015, transaction costs for the acquisitions of SS Software and BGSI totaled $69 and were comprised primarily of transaction advisory services and closing costs. These transaction costs incurred in 2015 were recorded in general and administrative operating expenses in the accompanying consolidated statements of operations.

Note 4.                                 Property and Equipment

Property and equipment consists of the following as of December 31, 2016 and 2015:

	Useful Life	2016	2015

Computers and equipment	3 years	$1,162	$1,105
Furniture and fixtures	5 years	145	71
Leasehold improvements	Life of lease	26	10
		1,333	1,186
Less accumulated depreciation		(666)	(450)
		$667	$736

Depreciation expense amounted to $381 and $280 for the years ended December 31, 2016 and 2015, respectively.

Note 5.                                 Software Development Costs

Software development costs consist of the following as of December 31, 2016 and 2015:

	2016	2015

Software development costs	$6,577	$4,165
Less accumulated amortization	(2,261)	(437)
	$4,316	$3,728

Amortization expenses amounted to $1,824 and $437 for the years ended December 31, 2016 and 2015 which was recorded to cost of revenue in the accompanying consolidated statements of operations.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 6.                                 Intangible Assets

Intangible assets consists of the following as of December 31, 2016 and 2015:

	Carrying	Accumulated	Net
2016	Amount	Amortization	Balance

Tradename	$1,120	$(298)	$822
Developed technology	3,560	(1,405)	2,155
Customer relationships	11,730	(4,469)	7,261
Non-compete agreements	130	(115)	15
	$16,540	$(6,287)	$10,253

	Carrying	Accumulated	Net
2015	Amount	Amortization	Balance

Tradename	$1,120	$(186)	$934
Developed technology	3,560	(788)	2,772
Customer relationships	11,730	(2,792)	8,938
Non-compete agreements	130	(70)	60
	$16,540	$(3,834)	$12,706

No significant residual value is estimated for these intangible assets at the end of their useful lives. Aggregate amortization expense for the years ended December 31, 2016 and 2015 totaled $2,453 and $2,303, respectively of which, $620 and $472 for the years ending December 31, 2016 and 2015, respectively, was recorded to cost of revenue in the accompanying consolidated statements of operations. The remaining amortization expense of intangibles incurred in 2016 and 2015 was recorded to general and administrative operating expenses in the accompanying consolidated statements of operations. The following table represents the total estimated amortization of intangible assets for the five succeeding years and thereafter ending December 31:

2017	$2,423
2018	2,377
2019	2,198
2020	2,188
2021	804
Thereafter	263
Total	$10,253

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 7.                                 Related Party Transactions

Silver Oak Services Partners: The Company has entered into a management services agreement with Silver Oak Management II, L.P. (“Silver Oak”). In connection with the agreement, Silver Oak will provide the Company general executive and management services and other services from time to time upon which the Company’s Board of Directors and Silver Oak agree. The initial term of the agreement is for a ten year period commencing on May 1, 2014 after which time the agreement is automatically extended for a one year period on a year to year basis. After the initial term, the agreement may be terminated not less than 90 days prior to the expiration of the initial term or any one year extension. Annual minimum fees due in connection with the management services agreement total $500, payable on a quarterly basis, along with out-of-pocket expenses.

During the years ended December 31, 2016 and 2015, the Company recorded a total of $512 and $511 of expenses on its consolidated statements of operations, respectively, for management services.

Madison Capital Funding, LLC: In connection with the acquisition in May 2014, the Company’s subsidiary iSystems, LLC entered into a credit agreement with Madison Capital Funding LLC (Madison Capital), a minority member of the Company, for a term loan totaling $20,000 and a revolving credit facility totaling $2,500. For more information see Note 8. During the years ended December 31, 2016 and 2015, iSystems recorded $1,445 and $1,269 of interest expense and unused credit facility fees on its consolidated statements of operations in connection with the credit agreement, respectively.

Summit Run Investments: iSystems leased its headquarters facility from Summit Run Investments, Inc., a company owned by a minority member of the Company, under a lease that expired on March 31, 2016. During the years ended December 31, 2016 and 2015, the Company recorded $169 and $302 of lease and common area maintenance costs, respectively, on its consolidated statements of operations in connection with this lease.

Pay Data: iSystems and evoPro utilize Pay Data, a company owned by a minority member of the Company, for employee payroll processing services. Expenses for payroll processing services provided by Pay Data was $11 and $5, respectively, during the years ended December 2016 and 2015. There were no amounts due to Pay Data at December 31, 2016 and 2015.

Pay Data is also a licensee of the iSystems EvolutionHCM software and utilizes certain services provided by evoPro. During the years ended December 31, 2016 and 2015, the Company recorded $318 and $332 of revenue from Pay Data, respectively. The Company had $26 and $32 of outstanding accounts receivable on its consolidated balance sheets due from Pay Data at December 31, 2016 and 2015, respectively.

Note 8.                                 Term Loan and Revolving Credit Facility

In connection with the acquisition in May 2014, the Company’s subsidiary iSystems, LLC entered into a credit agreement (the “Credit Agreement”) with Madison Capital for a $20,000 term loan (the “Term Loan”) and a $2,500 Revolving Credit Facility (the “Credit Facility”). The Term Loan and the Credit Facility are secured by substantially all business assets of the Company.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 8.                                 Term Loan and Revolving Credit Facility (Continued)

In March 2015, iSystems and Madison Capital entered into the First Amendment to Credit Agreement (the “First Amendment”). The First Amendment provides Madison Capital’s consent to the purchase of certain assets from BGSI. In addition, Madison Capital waived the excess cash flow payment due based upon 2014 financial results, modified the applicable margin along with certain terms and covenants and reduced the borrowing availability under the terms of the revolving credit facility to $1,500.

In May 2015, iSystems and Madison Capital entered into the Second Amendment to Credit Agreement (the “Second Amendment”). The Second Amendment provides Madison Capital’s consent to the purchase of software assets from SS Software and modified certain terms and covenants.

In February 2016, the Company entered into the Third Amendment to the Credit Agreement with Madison Capital (the “Third Amendment”). The Third Amendment provided forbearance for defaults which occurred at December 31, 2015 and required the Company pay a default charge of 0.75% and a PIK rate of 0.75%. The Amendment also added certain debt covenants during the forbearance period and reduced the borrowing availability under the terms of the revolving credit facility to $0.

In June 2016, iSystems and Madison Capital entered into the Fourth Amendment to the Credit Agreement (the “Fourth Amendment”) which waived certain past debt covenant compliance violations. The Fourth Amendment also amended the PIK rate, Base Rate, and LIBOR Rate to be scaled based on the total debt to EBITDA ratio and modified certain debt covenants as well as increased the borrowing availability under the terms of the revolving credit facility to $1,000. Simultaneously, Madison Capital entered an Investment Agreement with Silver Oak Services Partners II, L.P. The Investment Agreement provides a required leverage investment of $3,500 be paid to Madison if an event of default occurs with iSystems.

In September 2016, the Company entered in the Fifth Amendment to the Credit Agreement (the “Fifth Amendment) which modified certain covenants.

Term loan: At December 31, 2016 and 2015, the outstanding balance of the Term Loan is as follows:

	2016	2015
Term loan

Short-term portion:
Term loan, short-term	$200	$200
Debt issuance costs	(144)	(111)
	56	89
Long-term portion:
Term loan, long-term	19,457	19,500
Debt issuance costs	(182)	(242)
	19,275	19,258
Total	$19,331	$19,347

Principal payments of $50 are due quarterly commencing on September 30, 2014. All remaining principal, together with any unpaid interest is due on May 1, 2019. The Term Loan bears monthly interest at a rate based upon either a base rate or LIBOR rate plus an applicable margin that varies between 3.25% and 5.5% based upon certain iSystems financial results, as defined in the agreement. During the years ended December 31, 2016 and 2015, the term loan accrued interest at the LIBOR rate and PIK rate, plus applicable margin, equated to 7.0% and 6.25% per annum, respectively. PIK interest incurred for the years ended December 31, 2016 and 2015 was $157 and $0, respectively.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 8.                                 Term Loan and Revolving Credit Facility (Continued)

The term loan also contains certain financial ratio covenants, an annual capital expenditure covenant along with an annual mandatory principal payment based upon a computation of excess annual cash flow, which was waived for 2015 and 2016.

Credit Facility: The Credit Facility expires in May 2019 and charges monthly interest on the same basis as the Term Loan. The Credit Facility is in place for general business needs. The Company did not have any borrowings or balances outstanding under the Credit Facility during the years ended December 31, 2016 and 2015.

Deferred financing costs: The Company incurred financing costs to the lender totaling $120 in 2016 and $76 in 2015 in connection with the amendments of the term note. These fees are classified as a debt discount and are being amortized over the life of the agreement. Amortization expense for the years ended December 31, 2016 and 2015 was approximately $147 and $114, which is included as a component of interest expense in the consolidated statements of operations.

Note 9.                                 Commitments and Contingencies

Operating leases: During 2016 and 2015, the Company had operating leases for its corporate headquarters in Colchester, Vermont and office locations in Woodstock, Vermont and Bradenton, Florida. The terms of the leases provide for rent and common area maintenance payments on a flat monthly basis. The Company’s lease for its corporate headquarters in Colchester, Vermont expired on March 31, 2016, the lease for its facility in Woodstock, Vermont expired on January 31, 2017 and the lease for its facility in Bradenton, FL expired on November 30, 2016.

On October 27, 2015, the Company entered into a rental lease agreement for its new corporate headquarters, located in South Burlington, Vermont. The terms of the lease provides for rent and common area maintenance payments with a 3% annual escalation clause. The lease began April 1, 2016 and expires on June 30, 2026.

The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $377 and $247 for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, future minimum lease payments under operating leases are as follows for the years ending December 31:

2017	$251
2018	260
2019	267
2020	275
2021	282
Thereafter	1,355
$2,690

Extended payment plan: In August 2016, the Company entered into an extended payment plan with one of its vendors in which 12.5% of the fees for services performed would be paid within approximately 30 days and the remaining 87.5% of the fees would be due in quarterly installments upon the completion of the project as determined by the Company. Additionally, the Company agreed to pay interest of 10.0% per annum based the amount of the previous months’ invoices less any payments made, and at the end of each twelve months, the Company would remit all accrued interest to the vendor. Upon the completion of the project, the Company would then begin paying quarterly interest payments.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 9.                                 Commitments and Contingencies (Continued)

At December 31, 2016, the Company owed the vendor $197 which was recorded in other long term liabilities in the consolidated balance sheet. For the year ended December 31, 2016, the Company accrued $2 of interest due to the vendor, which was included as a component of interest expense in the consolidated statements of operations.

Note 10.                          Members’ Capital

Upon the formation of the Company, classes of members’ capital were established in the form of Preferred units and Class A, Class B, Class C and Class D Common units (collectively the “Common units”).

The rights and obligations of the holders of the share capital are governed by the Limited Liability Company Agreement of iSystems Holdings, LLC (the “Agreement”). The Agreement provides for the limitation of the holders liability to be that of their respective capital contributions as defined in the Agreement. In December 2015, the members amended and restated the Agreement to provide a new class of units, A-1 Preferred units, and to increase the number of authorized Class A units to be issued.

The Agreement provides for the net profits and net losses as defined in the Agreement to be allocated among the shareholders in a manner which would reflect the distributions that would occur in the event of liquidation of the LLC or in a manner which reflects the distribution preferences that are outlined in the Agreement.

During the year ended December 31, 2015, members of the Company contributed $2,800 in exchange for 2,800 preferred units and 2,800 Class A units. In addition, the Company received $100 in exchange for 100 preferred units and 100 Class A units. The Company also received $200 in exchange for 200 preferred units and 200 Class A units.

During the year ended December 31, 2016, members of the Company contributed $2,492 in exchange for 2,492 A-1 preferred units, and 2,492 Class A units. During the year ended December 31, 2016, the Company received $50 in exchange for 6 A-1 preferred units, 44 preferred units, and 50 Class A units.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 10.                          Members’ Capital (Continued)

The following table lists by class the number of authorized units of the Company and the number of units issued and outstanding, excluding units granted but not yet vested, as of December 31, 2016 and 2015.

		Issued and
	Authorized	Outstanding
Units as of December 31, 2016:

A-1 Preferred	10,000	2,498
Preferred	22,500	18,644
Class A	32,500	21,169
Class B	900	—
Class C	900	—
Class D	900	—
	67,700	42,311

		Issued and
	Authorized	Outstanding
Units as of December 31, 2015:

A-1 Preferred	10,000	—
Preferred	22,500	18,600
Class A	32,500	18,685
Class B	900	—
Class C	900	—
Class D	900	—
	67,700	37,285

A-1 Preferred units: The following summarizes certain features of the A-1 Preferred units:

•                  Voting: The A-1 Preferred units are not voting shares of the Company; however, any significant event or transaction as defined in the Agreement, other than in the ordinary course of business, requires the written consent or affirmative vote of the members holding a majority of the outstanding A-1 Preferred units.

•                  Conversion rights: The A-1 Preferred units are not convertible into common shares or any other type of share.

•                  Liquidation: In the event of liquidation or dissolution of the Company or upon certain transactions involving acquisition of majority control of the Company or sale of all or substantially all of the assets of the Company, the holders of the Preferred units are entitled to receive, prior to any distributions being made to holders of the Preferred units or the Common units, an amount equal to the purchase price, plus any unpaid preferred return. Holders of the Preferred units are entitled to receive a cumulative preferred return whether or not declared at a rate of 18.0% per annum or two times their Class A-1 purchase price, whichever is greater. The A-1 preferred return is senior to, and payable in preference to, all other distributions or dividends, except for tax distribution amounts, as defined in the operating agreement. As of December 31, 2016 the A-1 Preferred accruing return was $4,996.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 10.                          Members’ Capital (Continued)

Preferred units: The following summarizes certain features of the Preferred units:

•                  Voting: The Preferred units are not voting shares of the Company; however, any significant event or transaction as defined in the Agreement, other than in the ordinary course of business, requires the written consent or affirmative vote of the members holding a majority of the outstanding Preferred units.

•                  Conversion rights: The Preferred units are not convertible into common shares or any other type of share.

•                  Liquidation: In the event of liquidation or dissolution of the Company or upon certain transactions involving acquisition of majority control of the Company or sale of all or substantially all of the assets of the Company, the holders of the Preferred units are entitled to receive, prior to any distributions being made to holders of Common units, an amount equal to the purchase price, plus any unpaid preferred return. Holders of the Preferred units are entitled to receive a cumulative preferred return whether or not declared at a rate of 12.5% per annum. The preferred return is senior to, and payable in preference to, all other distributions or dividends, except for tax distribution amounts, as defined in the operating agreement. As of December 31, 2016 the Preferred accruing return was $6,691.

Common units: The following summarizes certain features of the common units:

•                  Voting: The Class A units are voting shares of the Company and entitle the holder of such Class A unit to one vote on any matter to be voted on by unitholders as provided in the Agreement or required by applicable law; however, any significant event or transaction as defined in the Agreement, other than in the ordinary course of business, also requires the written consent or affirmative vote of the members holding a majority of the outstanding Preferred units. The Class B, C and D units are nonvoting shares of the Company.

•                  Conversion rights: The Common units are not convertible into Preferred shares or any other type of share of the Company.

•                  Dividend rights: The Common units do not accrue dividends.

•                  Liquidation: In the event of liquidation or dissolution of the Company or upon certain transactions involving acquisition of majority control of the Company or sale of all or substantially all of the assets of the Company, the holders of the Common units are entitled to receive, after distributions are made to holders of the Preferred units, the following:

•                           Class A unitholders — the product of two multiplied by the aggregate amount of capital contributions then made by the holders of Silver Oak Services Partners Equity (“SOSP equity”), to be shared ratably among such holders in the proportion of the number of Class A units held by each such holder.

•                           Class B unitholders — the product of three multiplied by the aggregate amount of capital contributions then made by the holders of SOSP equity, to the holders of the Class A and B units, to be shared ratably among such holders in the proportion of the number of Class A and B units held by each such holder.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 10.                          Members’ Capital (Continued)

•                           Class C unitholders — the product of four multiplied by the aggregate amount of capital contributions then made by the holders of SOSP equity, to the holders of the Class A, B and C units, to be shared ratably among such holders in the proportion of the number of Class A, B and C Units held by each such holder.

•                           Class D unitholders - all remaining amounts to the holders of the outstanding Class A, B, C and D units, to be shared ratably among such holders in the proportion of the number of Class A, B, C and Class D units held by each such holder.

Unit-based compensation: The Company has granted to certain members of the Company’s Board and management team Class A, B, C and D Units. The Class A Units are subject to time-based vesting requirements and the Class B, C and D units are subject to performance based vesting requirements. The following table sets the activity of units granted.

	Class A	Class B	Class C	Class D
	Units	Units	Units	Units

Outstanding as of December, 2014	325	325	325	325
Granted	100	100	100	100
Forfeited	(35)	(50)	(50)	(50)
Vested	(100)	—	—	—
Outstanding as of December, 2015	290	375	375	375
Granted	150	150	150	150
Forfeited	(80)	(150)	(150)	(150)
Vested	(71)	—	—	—
Outstanding as of December, 2016	289	375	375	375

The Company’s Class A Units that have been granted vest over a five year period of which, 20% vest twelve months after grant date and then vesting is pro-rated on a daily basis for the remaining four year period. During the year ended December 31, 2016, 71 Class A Units were vested and issued. The compensation expense for the current period associated with these units was not significant to the consolidated statements of operations and was not recorded. The Company’s Class B, C and D Units vest upon the occurrence of certain corporate transactions and/or distributions, none of which occurred during 2016.

The total unrecognized compensation expense related to non-vested units granted is $18 as of December 31, 2016, respectively, and is expected to be recognized over a weighted average period of 3.75 years.

Note 11.                          Employee 401(k) Benefit Plan

The Company maintains a retirement plan that qualifies under section 401(k) of the Internal Revenue Code (the “401K Plan”). The 401K Plan allows all employees to participate in the salary deferral portion of the 401K Plan. Enrollment for the 401K Plan occurs twice a year in January and July. Maximum contribution amounts to the 401K Plan are set according to Internal Revenue Service limitations. Certain employees, based upon compensation levels, who have completed one year of service are eligible to participate in the safe harbor portion of the 401K Plan and receive a Company sponsored contribution of 3% of eligible compensation. The Company made contributions of $119 and $69 to the 401K Plan for the years ended December 31, 2016 and 2015, respectively.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 12.                          Income Taxes

The provision for income taxes in the consolidated statements of operations for the years ended December 31, 2016 and 2015 consists of the following:

	2016	2015
Current tax provision (benefit):
Federal	$—	$—
State	2	6
Total current tax provision (benefit)	2	6

Deferred tax provision (benefit):
Federal	311	1,475
State	54	258
Total deferred tax provision (benefit)	365	1,733
Total tax provision (benefit)	$367	$1,739

Net deferred tax assets consisted of the following at December 31, 2016 and 2015:

	2016	2015
Deferred tax assets:
Net operating losses	$3,473	$2,210
Federal and state credits	326	178
Depreciation	259	43
Accruals and reserves	218	32
Total gross deferred tax assets	4,276	2,463

Valuation allowance	(3,843)	(1,736)
Net deferred tax assets	433	727

Deferred tax liabilities:
Intangible and goodwill amortization	(433)	(727)
Depreciation	(938)	(573)
Total deferred tax liabilities	(1,371)	(1,300)
Net deferred tax assets	$(938)	$(573)

As of December 31, 2016, the Company had federal and state gross net operating losses of approximately $6,618 and $2,075, respectively, which will begin to expire in 2034.

As of December 31, 2016, the Company had federal and state gross research credits of approximately $272 and $54, respectively, which will begin to expire in 2034.

When realization of a deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the period in which those differences become deductible. The Company has concluded it is more likely than not that its deferred tax assets will not be realized in future periods and has recorded a valuation allowance of $3,843 against the related deferred tax asset for the period ended December 31, 2016. During the years ended December 31, 2016, the Company increased the valuation allowance by $2,107.

iSystems Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit amounts)

Note 12.                          Income Taxes (Continued)

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the consolidated financial statements. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations.

Utilization of the net operating losses may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

The Company has not recognized any liabilities for uncertain tax positions or unrecognized tax benefits as of December 31, 2016. The Company does not expect any material change in uncertain tax benefits within the next twelve months.

As of December 31, 2016, the Company is open to examination in the U.S. federal and certain state jurisdictions for tax years ended December 31, 2015, 2014, and 2013. In addition, to the extent the Company has incurred tax net operating losses, the Company remains open to examination to the extent of the operating loss carried forward.

Note 13.                          Subsequent Events

The Company has evaluated all events occurring from December 31, 2016 through May 22, 2017, the date which these financial statements were available to be issued.